VARIABLE ANNUITY WEAKENING DOLLAR 2X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

The issuer is a publicly traded company that operates

Amount

Value

under a Congressional charter; its securities are

FEDERAL AGENCY DISCOUNT NOTES 18.5%

neither issued nor guaranteed by the U.S.

Farmer Mac*

*

Government.

1.65% due 04/01/08

$

1,000,000 $

1,000,000

Price Return based on U.S. Dollar Index +/-

Federal Farm Credit Bank*

**

financing at a variable rate.

1.63% due 04/01/08

1,000,000

1,000,000

Federal Home Loan Bank*

2.18% due 04/03/08

1,000,000

__________

999,879

Total Federal Agency Discount Notes

(Cost $2,999,879)

__________

2,999,879

REPURCHASE AGREEMENTS

48.3%

Collateralized by U.S. Treasury

Obligations

UBS, Inc. issued 03/31/08 at

1.29% due 04/01/08

2,101,491

2,101,491

Morgan Stanley issued

03/31/08 at 1.35% due

04/01/08

1,921,454

1,921,454

Mizuho Financial Group, Inc.

issued 03/31/08 at 1.30%

due 04/01/08

1,921,454

1,921,454

Lehman Brothers Holdings,

Inc. issued 03/31/08 at

1.15% due 04/01/08

1,908,017

__________

1,908,017

Total Repurchase Agreements

(Cost $7,852,416)

__________

7,852,416

Total Investments 66.8%

(Cost $10,852,295)

$

____________

10,852,295

Other Assets in Excess of

Liabilities – 33.2%

$

____________

5,384,317

Net Assets – 100.0%

$

16,236,612

Unrealized

Contracts

Gain

Currency Futures Contracts Sold Short

June 2008 U.S. Dollar Index

Futures Contracts

(Aggregate Market Value of

Contracts $6,278,355)

87 $

____________

70,844

Notional

Principal

Currency Index Swap Agreement Sold Short

May 2008 U.S. Dollar Index

Swap, Terminating

05/30/2008**

(Notional Market Value

$26,198,563)

363,567 $

____________

1,245,133

1